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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 16, 2001

First Team Sports, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Minnesota
(State or Other Jurisdiction of Incorporation)

0-164442 (Commission File Number)	41-1545748 (I.R.S. Employer Identification Number)

1201 Lund Boulevard
Anoka, Minnesota 55303
(Address of Principal Executive Offices) (Zip Code)

(763) 576-3500
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events.

    Before the opening of the Nasdaq Stock Market on July 16, 2001, First Team Sports, Inc. ("First Team") issued a press release to announce the signing of an Agreement and Plan of Merger dated July 13, 2001 (the "Merger Agreement") with Gen-X Sports Inc., a Delaware corporation ("Gen-X"), and FTS Merger Corp., a Minnesota corporation and wholly-owned subsidiary of Gen-X. The full text of the press release is set forth in Exhibit 99 attached hereto and incorporated in this report as if fully set forth herein.

    Pursuant to the Merger Agreement, First Team shareholders will receive $1.76 per share in cash. The merger is subject to the satisfaction of various conditions, including (1) approval by holders of a majority of the outstanding First Team common stock at a shareholders meeting expected to be held in First Team's third quarter of fiscal 2002, (2) the absence of any law or decree prohibiting the merger, (3) the accuracy of each party's representations and warranties, and the compliance with each party's obligations, under the Agreement in all material respects, (4) the absence of any material adverse effect upon First Team and its subsidiaries taken as a whole, and (5) holders of less than 10% of the outstanding First Team common stock asserting dissenters' rights. Although the merger is not subject to a financing contingency, it is a condition to Gen-X's obligations to complete the merger that the balance owing on First Team's revolving bank line of credit have been paid down to $2,365,000 or less as of the closing. Based upon First Team's current projections, management reasonably believes that it will be able to satisfy this condition unless there is an unanticipated significant increase in expenses or decrease in collections of existing accounts receivable.

    The Company also entered into an amendment of its Shareholder Rights Plan to provide that neither Gen-X nor its affiliates would become an "Acquiring Person" (as defined in the Rights Agreement) by virtue of the Merger Agreement.

Item 7.  Financial Statements and Exhibits.

  (a)
  Financial statements: None.

  (b)
  Pro forma financial information: None.

  (c)
  Exhibits:

    Exhibit 99. Press release dated July 16, 2001.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 16, 2001

FIRST TEAM SPORTS, INC.
By	/s/ JOHN J. EGART John J. Egart, President and Chief Executive Officer

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

EXHIBIT INDEX
to
FORM 8-K

FIRST TEAM SPORTS, INC.

Exhibit No.	Description
99	Press Release dated July 16, 2001

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  Item 5. Other Events.
  Item 7. Financial Statements and Exhibits.
SIGNATURES